                                                                    EXHIBIT 21.1



                         SUBSIDIARIES OF THE REGISTRANT




     1. Liberty Acquisition Corporation, a Tennessee corporation and wholly owned subsidiary of iLinc Communications, Inc.

     2. Special Omega Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of iLinc Communications, Inc.

     3. Pentegra Investments, Inc., a Delaware corporation and wholly owned subsidiary of iLinc Communications, Inc.

     4. Edge Acquisition Subsidiary, Inc., a Delaware Corporation and wholly owned subsidiary of iLinc Communications, Inc.

     5. TW Acquisition Subsidiary, Inc., a Delaware Corporation and wholly owned subsidiary of iLinc Communications, Inc.